REPLIMUNE GROUP, INC.
AMENDED AND RESTATED INSIDER TRADING POLICY
I. Introduction

The purpose of this insider trading policy (the “Policy”) is to reduce the risk that any employee, executive officer or member of the Board of Directors (the “Board”) of Replimune Group, Inc. or any of its subsidiaries or certain family members might be found to have engaged in insider trading in violation of securities laws. Insider trading may result in unfair manipulation of the market in the Company’s stock and may adversely affect the value of its stock. It may also expose the Company to potential liability. This Policy sets parameters for when trading in the Company’s stock, or other securities is not permitted or appropriate. However, it is not intended to be a comprehensive review of the laws of insider trading.
As used in this Policy:

    the “Company” means Replimune Group, Inc.;
    “Replimune Companies” means the Company and its subsidiaries, if any;
    “Company Party” means any employee (including a temporary employee), executive officer or director of any Replimune Company, and consultants and contractors who have access to material nonpublic information as determined by the Chief Executive Officer; and
    “Family Member” means (i) anyone who lives with you and any family members who do not live with you, but whose transactions in Company securities are directed by, or are subject to, your influence or control, such as parents or children, and (ii) entities controlled by you except that the definition of Family Member does not include an entity controlled by or affiliated with a person covered under this policy if the entity's principal business is the investment of securities (an investment fund or partnership) and the entity has established its own insider trading controls and procedures in compliance with applicable securities laws.
This Policy applies to all Company Parties and their Family Members. It is your obligation to make your Family Members aware of, and understand and comply with, the provisions and obligations of this Policy. Violation of this Policy is grounds for immediate disciplinary action, potentially including immediate dismissal from employment.
If you are a former or retired Company Party this policy will continue to apply to you and your Family Members until the later of (i) the first full trading day following the public release of earnings for the fiscal quarter in which you leave any Replimune Company, or (ii) the first full trading day after any material nonpublic information known to you has become public or is no longer material.
There are no exceptions to this Policy, even for situations that may seem necessary or justifiable (such as the need to raise money for an emergency expenditure) or small transactions. If material non-public information is inadvertently disclosed – no matter what the circumstances – the person making or discovering that disclosure should immediately report the disclosure to the Company’s Chief Executive Officer, Chief Financial Officer or General Counsel.

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II. Insider Trading Defined
As a general rule, it is against the law to buy, sell or otherwise trade any securities while in possession of material non-public information relevant to that security (sometimes called “inside information”), or to communicate such information to others (including family, friends and acquaintances) who trade on the basis of such information (with communication of such information commonly known as “tipping”).
Information is “material” as to a security if a reasonable investor would consider the information significant in deciding whether to buy, hold or sell the security (i.e., any information that might affect the price of the security). Material information can be positive or negative and can relate to virtually any aspect of the Company’s business. Examples of events or developments that should be presumed to be “material” with respect to the Company’s securities include, but are not limited to:
    knowledge of a launch of a new product or clinical trial;
    results of preclinical tests or clinical trials;
    the occurrence of significant adverse events in any clinical trial;
    pending regulatory action (positive or negative) or approval or disapproval;
•knowledge about the Company’s communications with government agencies;
    knowledge of a trend in the Company’s revenues or earnings not yet fully disclosed to the public;
    knowledge of the Company’s earnings results not yet disclosed to the public;
    acquisition or loss of a major contract or major license;
    a pending or proposed joint venture, collaboration or supply agreement;
    significant legal exposure due to actual, pending or threatened litigation or the resolution of such litigation;
    a purchase or sale of substantial assets (including licenses to intellectual property);
    changes in senior management or other major personnel changes;
    changes in dividend policy, declaration of a stock split or the offering of additional securities;
    significant expansion or curtailment of operations;
    extraordinary borrowing or changes in liquidity; and
    changes in the Company’s auditors or a notification from its auditors that the Company may no longer rely on the auditor’s audit report.
These examples are illustrative only and are not intended to be an exhaustive list; many other types of information may be considered “material,” depending on the circumstances. The materiality of particular information is subject to reassessment on a regular basis.
Information is “non-public” as to a security until it has been effectively communicated to the marketplace through a filing with the Securities and Exchange Commission (“SEC”), a press release or other appropriate news media and enough time has elapsed to permit the market to absorb and evaluate the information. In many cases, this process may require the passage of at least one trading day after any initial disclosure. On the other hand, information disseminated solely through other methods, such as a posting on the Company’s internal or external website or in a meeting, conference or presentation not open to the general public or major media, likely would not be deemed to have been disclosed to the public. If there can be any doubt whatsoever as to whether information has been effectively communicated to the marketplace, such information should be considered non-public until such time as there is no doubt.

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Whether a particular item is “material” or “non-public” will be judged with hindsight. Accordingly, when in doubt as to a particular item of information, you should presume it is material and has not been disclosed to the public. Chances are, if you learn something that leads you to want to buy or sell securities, that information may be considered material. It is important to keep in mind that material information need not be certain information - information that something is likely to happen, or even just that it may happen, can affect the market price of the securities and therefore, in hindsight, may be determined to be material. Do not hesitate to contact the Company’s General Counsel with any questions you may have. However, in all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with the individual, and any action on the part of the Company, members of the Company’s legal or finance departments or any other employee pursuant to this Policy does not in any way constitute legal advice or insulate an individual from liability under securities laws.
The Department of Justice (“DOJ”) the SEC, the Financial Industry Regulatory Authority and Nasdaq are very effective at detecting and pursuing insider trading cases. The DOJ and SEC have aggressively prosecuted, and imposed severe consequences upon, insider traders and those who receive information from insiders also known as tippees. Any person who engages in insider trading or tipping can face a substantial jail term (up to 20 years), and criminal fines or significant civil penalties potentially up to three times the profit gained (or loss avoided) by that person and/or his or her tippees. If you tip information to a person who then trades, you can be subject to the same penalties as the tippee, even if you did not trade and did not profit from the trading made by the person who receives the tip. In addition, if it is found that the Company failed to take appropriate steps to prevent insider trading, the Company may be subject to significant penalties. Failure to comply with this Policy may also subject employees to Company-imposed disciplinary action up to and including dismissal for cause, whether or not the failure to comply with this Policy results in a violation of law.
Insider trading laws apply not only to trading in the Company’s securities, but also apply to trading in the securities of other companies if you learn something in the course of your employment or relationship with a Replimune Company that might affect the value of such securities. Such other companies include, but are not limited to, our business partners, collaborators, vendors, licensors, suppliers and customers. You should treat material non-public information about such companies with the same care required with respect to information related directly to a Replimune Company. You must not trade in the securities of such companies when you possesses material non-public information, and must not communicate such information to any third party, except persons who have a legitimate “need to know” and understand their obligation not to trade on it.
III. General Policy Against Insider Trading
A Company Party must not trade in any Replimune Company securities, or the securities of other companies as discussed above, when the Company Party possesses inside information (i.e., material non-public information) with respect to the Company or such other company, as applicable, and must not communicate such information to any third party, except persons who have a legitimate “need to know” and understand their obligation not to trade on it. Because of the inevitable appearance of impropriety if Family Members either (i) trade in any such securities at a time when material information has not been disclosed, or (ii) communicate inside information (i.e. material non-public information) with respect to such securities to any third party, this policy also applies to Family Members of Company Parties to the same extent as it applies to such Company Parties. For purposes of this Policy, “trading” includes not only purchases and sales of Company stock, but also purchases and sales of options, warrants, pre-funded warrants, puts and calls, and other derivative securities related to Company stock.

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IV. Specific Restrictions on Trading in Company Securities
To facilitate compliance with the Company’s general policy against insider trading, the Company has established the following specific restrictions on trading securities of the Company.
1.Blackout Period
No Company Party or Family Member shall engage in any transaction involving any Replimune Company securities (including a sale, a purchase, a gift, a loan or pledge or hedge, a contribution to a trust or any other transfer) during the following periods (each, a “Blackout Period”):
    the period beginning at the end of the 15th calendar day of the last month of each fiscal quarter and ending at the close of trading one full trading day after the release of the Company’s quarterly or annual earnings results following that quarter; and
    any other period designated by the Chief Executive Officer, Chief Financial Officer or General Counsel as a period during which no Company Party or Family Member shall engage in any transaction involving Company securities.
For purposes of determining the Blackout Period, a “trading day” is any day when Nasdaq is open for trading.
2.Prior Clearance
Each member of the Board, each person holding a title of Vice President or other title higher than Vice President of the Company and any employee holding a position identified by the Chief Executive Officer, Chief Financial Officer or General Counsel as subject to this prior clearance requirement (each, a “Designated Corporate Person” and collectively, the “Designated Corporate Persons”) must obtain prior clearance from the Chief Executive Officer or their designee (any such designee, a “Permitted Designee”), at least two business days (or such other time determined by the Company’s Chief Executive Officer or their Permitted Designee) before such member of the Board or Designated Corporate Person or his or her Family Member engages in any transaction involving any Replimune Company securities (the “Transaction Notice Period”) (including certain stock plan transactions such as an option exercise, a gift, a loan (other than loans made from time to time without the knowledge of the member of the Board, Designated Corporate Person or Family Member under the general terms and conditions of a brokerage account owned by such member of the Board, Designated Corporate Person or Family Member), a contribution to a trust or any other transfer). In addition, each entry into a Planned Sale Program (as later defined) and any modifications or terminations of such Planned Sale Programs require pre-clearance. The Permitted Designee may at any time during such Transaction Notice Period disapprove such transaction if he or she in good faith believes that it is reasonably likely to result in a violation of this Policy.
Each proposed transaction will be evaluated to determine if it raises insider trading concerns or other concerns under federal or state securities laws and regulations. Any advice provided by the Company to the member of the Board, Designated Corporate Person or Family Member will relate solely to the restraints imposed by law and will not constitute advice regarding the investment aspects of any transaction. Clearance of a transaction is valid only for a period of two trading days unless the Permitted Designee has specified in writing an alternate period of validity, not to exceed five trading days. If the transaction order is not placed within that two trading day period (or other period designated in writing by the Permitted Designee), clearance of the transaction must be re-requested. If clearance is denied, the fact of such denial must be kept confidential by the person requesting such clearance. Any prior clearance

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granted by the Permitted Designee may be withdrawn at any time upon notice to the member of the Board, Designated Corporate Person or Family Member.
Therefore, each member of the Board, Designated Corporate Person and Family Member must obtain prior clearance from the Permitted Designee for all sales and purchases of any Replimune Company securities, all exercises of stock options in which such member of the Board, Designated Corporate Person or Family Member purchases shares of Company stock and all sales of shares purchased pursuant to stock options. In particular, so-called “cashless exercises” include both exercises of options and an immediate sale of some or all of the stock acquired via the option exercise; therefore, “cashless exercises” by members of the Board, Designated Corporate Persons and Family Members also require prior clearance. In addition, all sales by members of the Board, Designated Corporate Persons and Family Members of Company stock purchased pursuant to any stock purchase plan in effect from time to time and the creation, modification or termination of a Planned Sale Program (defined below) require pre-clearance of the Permitted Designee and are subject to all the restrictions set forth in this Policy.
3.No “Short Sales”
“Short sales” of Company stock by any Company Party or Family Member are absolutely prohibited. “Short sales” include transactions in which the seller does not own Company stock at the time of the sale as well as those in which the seller owns Company stock but plans to deliver shares other than his or her own shares in connection with the sale of Company stock (a.k.a. selling short against the box). These restrictions apply to the purchase or sale of Company stock for any fiduciary account (e.g., trustee, executor, custodian) with respect to which the Company Party or Family Member makes the investment decision, regardless of whether the Company Party or Family Member has any beneficial interest in the account.
4.No Publicly Traded Options
A Company Party or Family Member should not trade in call options or put options to buy or sell Company stock. A put is an option or right to sell a specific stock at a specific price before a set date, and a call is an option or right to buy a specific stock at a specific price before a set date. Generally, call options are purchased when one believes that the price of a stock will rise, whereas put options are purchased when one believes that the price of a stock will fall. Because publicly traded options have a relatively short term, transactions in options may create the appearance that trading is based on material nonpublic information. Further, such transactions may indicate a preference for short-term performance at the expense of the Company’s long-term objectives.
5.No Hedging Transactions
Company Parties are prohibited from engaging in any hedging or monetization transactions relating to any Company securities, which can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards contracts, equity swaps, collars and exchange funds. Such hedging transactions may permit Company Parties to continue to own Company securities, but without the full risks and rewards of ownership. When that occurs, the Company Parties may no longer have the same objectives as the Company’s other stockholders.
6.No Margin Credit or Pledging

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Company securities held in a margin account or pledged as collateral can be sold without the stock owner’s consent in certain circumstances. This means that a margin sale or foreclosure sale may occur at a time when a Company Party is aware of material nonpublic information or otherwise is not permitted to trade in Company securities. Company Parties are prohibited from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan. This prohibition does not apply to standard brokerage accounts that by their terms may provide for margin credit so long as the Company Party does not obtain margin credit with respect to any securities held in the account and the prohibition does not apply to standard brokerage accounts in which the broker may “borrow” securities provided that no purchase or sale of Company securities attributable to the Company Party occurs. Pledges of Company securities arising from certain types of hedging transactions are governed by the paragraph above captioned “No Hedging Transactions.”
7.Exception for Rule 10b5-1 Planned Sale Programs
The restrictions set forth in paragraphs 1 and 2 of this Part IV do not apply to the purchase or sale of shares of Company stock pursuant to the terms of a binding contract, written instruction (including without limitation a written “limit order” delivered to a broker) or written plan (a “Planned Sale Program”) for the purchase or sale of shares of Company stock that complies with the guidelines set forth in section (c) of Rule 10b5-1 (as amended and in effect from time to time, “Rule 10b5-1”) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), if and only if:
(a)the Company Party or Family Member notified the Permitted Designee of the intent to enter into, adopt, amend, modify, replace or terminate such Planned Sale Program at least five days prior to the entry into, adoption, amendment, modification, replacement or termination of the Planned Sale Program and such Planned Sale Program was reviewed and pre-approved by the Permitted Designee prior to its adoption, amendment, modification, replacement or termination;

(b)such Company Party or Family Member has entered into, adopted, amended, modified, replaced or terminated such Planned Sale Program in good faith and in accordance and full compliance with all of the provisions of Rule 10b5-1, at a time when such Company Party or Family Member was not in possession of material non-public information about the Company;

(c)such Planned Sale Program includes a representation that (i) at the time the Planned Sale Program was adopted, amended or modified, the Company Party or Family Member was not aware of any material non-public information about the Company, and (ii) the Company Party or Family Member adopted, amended or modified the Planned Sale Program in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1;

(d)such Planned Sale Program was not adopted, amended, modified, replaced, or terminated during a Blackout Period;

(e)such Planned Sale Program allows for the cancellation of a transaction and/or suspension of such Planned Sale Program upon notice and request by the Company to the individual if any proposed trade (i) fails to comply with applicable laws, or (ii) would create a material adverse consequence for the Company; and

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(f)such Company Party or Family Member agrees to promptly provide to the Company upon request any information relating to the Planned Sale Program that would assist the Company in timely satisfying its disclosure obligations in connection with required Quarterly Reports on Form 10-Q, Annual Reports on Form 10-K, proxy statements, filings on Forms 3, 4 and 5 and other SEC filings.

The Permitted Designee may disapprove such Planned Sale Program if he or she in good faith believes that it is reasonably likely to result in a violation of this Policy. Once the Planned Sale Program is adopted, the Company Party or Family Member must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade.
Individuals are generally prohibited from having multiple overlapping Planned Sale Programs and, generally, an individual is limited to one Planned Sale Program designed to result in a single trade (a “single-trade plan”) during any 12-month period. If you want to adopt multiple overlapping Planned Sale Programs and/or adopt a single-trade plan, you must submit a request and receive prior approval from the Permitted Designee.
Additionally, no trades pursuant to a Planned Sale Program may be made until the later of (i) 90 days after the date of the adoption, amendment, modification, or replacement of such Planned Sale Program, and (ii) two business days following the Company’s disclosure of its financial results for the fiscal quarter in which the Planned Sale Program was adopted, amended, modified or replaced in an Annual Report on Form 10-K or a Quarterly Report on form 10-Q (the “Cooling-Off Period”)1; provided, however, the Cooling-Off Period shall not exceed 120 days following the adoption, amendment, modification or replacement of the Planned Sale Program. If a Company Party or Family Member terminates a Planned Sale Program, a period of 6 months must lapse before such Company Party or Family Member may adopt a new Planned Sale Program. For the avoidance of doubt, a Planned Sale Program that expires by its terms is not subject to the foregoing restriction.
Each member of the Board and Section 16 Officer (defined below) understands that the approval or adoption of a Planned Sale Program in no way reduces or eliminates such person’s obligations under Section 16 of the Exchange Act, including such person’s disclosure and short-swing trading liabilities thereunder. If any questions arise, such person should consult with their own counsel in implementing a Planned Sale Program.
8.Exception for Certain Transfers
The restrictions set forth in paragraph 1 of this Part IV do not apply to bona fide gifts of Company stock by a Company Party to a trust formed for estate-planning purposes or a family limited partnership, charitable foundation or similar entity, if and only if investment and voting decisions of such organization are controlled by the transferor Company Party and the transferor Company Party has confirmed in writing that he/she will not permit the transferee to sell or otherwise transfer Company stock during a Blackout Period and has notified the Permitted Designee of the transfer by completing, executing and delivering the “Transfer Notification and Agreement” attached hereto as Exhibit A.
1 For purposes of calculating the two business day cooling-off period, the SEC has provided guidance that the date of disclosure of the financial results is the filing date of the relevant Form 10-Q or 10-K, and the first business day for purpose of the cooling off period would be the next business day that follows the filing date Whether a form is filed before or after trading opens is irrelevant. For example, if the relevant form is filed on a Monday, trading may commence under the contract, instruction, or plan on Thursday (assuming no intervening Federal holidays).

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9.Transactions Under Company Plans
This Policy does not apply in the case of the following transactions, except as specifically noted:
Stock Option Exercises. This Policy does not apply to the exercise of an employee stock option acquired pursuant to the Company’s employee stock option plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.
Restricted Stock Awards. This Policy does not apply to the vesting of any restricted stock, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The Policy does apply, however, to any market sale of any restricted stock.
Employee Stock Purchase Plan. This Policy does not apply to purchases of Company securities in an employee stock purchase plan resulting from a Company Party’s periodic contribution of money to the plan pursuant to an election made at the time of a Company Party’s enrollment in the plan. This Policy also does not apply to purchases of Company securities resulting from lump sum contributions to such plan, provided that the Company Party elected to participate by lump sum payment at the beginning of the applicable enrollment period. This Policy does apply, however, to a Company Party’s election to participate in the plan for any enrollment period, and to a Company Party’s sales of Company securities purchased pursuant to the plan.
401(k) Plan. This Policy does not apply to purchases of Company securities in the Company’s 401(k) plan, if permitted, resulting from a Company Party’s periodic contribution of money to the plan pursuant to a payroll deduction election. This Policy does apply, however, to certain elections a Company Party may make under the 401(k) plan, including: (a) an election to increase or decrease the percentage of periodic contributions that will be allocated to a Company stock fund; (b) an election to make an intra-plan transfer of an existing account balance into or out of a Company stock fund; (c) an election to borrow money against a Company Party’s 401(k) plan account if the loan will result in a liquidation of some or all of the Company Party’s Company stock fund balance; and (d) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.
Other Similar Transactions. Any other purchase of Company securities from the Company or sales of Company securities to the Company are not subject to this Policy.
10.General Applicability
The general restrictions on trading on insider information described in Part III apply in all situations, whether or not they are within the scope of the specific restrictions set forth in this Part IV. Moreover, the fact that a securities transaction subject to this Part IV is cleared by the Permitted Designee does not excuse the person effecting the transaction from assuring that he or she complies with the legal responsibilities described in this Policy and under any applicable insider trading laws.
V. Section 16 Reporting Requirements for Directors and Officers
Members of the Board and certain Designated Corporate Persons are subject to certain reporting requirements, trading restrictions and “short swing” profit recovery provisions under Section 16 of the

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Exchange Act. In particular, each member of the Board and those Designated Corporate Persons subject to Section 16 (“Section 16 Officers”) must report changes of beneficial ownership in equity securities of the Company on a Form 4 electronically filed with and received by the SEC before the end of the second business day following the day on which the transaction occurs (the trade date, not the settlement date). Transactions that must be reported on Form 4 by members of the Board or Section 16 Officers pursuant to Section 16 include, without limitation, stock purchases and sales, stock option exercises, stock and option grants, restricted stock grants and most other equity compensation transactions.
In order to ensure compliance with Section 16 reporting requirements, each member of the Board or Section 16 Officer must immediately report to the Permitted Designee upon execution details of every transaction involving the Company’s stock and stock options, including gifts, transfers, pledges and all transactions made pursuant to Planned Sale Programs.
VI. Confidentiality
Unauthorized disclosure of internal information about the Company, whether or not for the purpose of facilitating improper trading in Company securities, is strictly prohibited. The Company is required under Regulation FD of the federal securities laws to avoid the selective disclosure of material non-public information. The Company has established procedures for releasing material information in a manner that is designed to achieve broad public dissemination of the information immediately upon its release. Therefore, Company Parties must not discuss internal business matters or developments with anyone outside of the Company (including, without limitation, Family Members), except as required in the performance of regular corporate duties. This prohibition applies specifically, but not exclusively, to inquiries about any Replimune Company which may be made by members of the financial press, investment analysts, or others in the financial community. It is very important that all such communications on behalf of the Company be made through an appropriately designated officer under carefully controlled circumstances. If you receive any inquiries of this nature, unless you are expressly authorized to the contrary, you should decline comment and refer the inquirer to the Company’s Chief Executive Officer, Chief Financial Officer or Chief Business Officer.
All Company Parties are reminded to use extreme care to ensure that confidential information is not inadvertently disclosed to others. Be particularly careful to avoid discussing any matter that might be sensitive or confidential in public places such as lobbies, airports, elevators and restaurants. Meetings in which confidential information is discussed should be conducted behind closed doors. In an effort to prevent unauthorized disclosure of the Company’s information, except as part of the Company’s approved ongoing marketing and other business efforts, Company Parties are prohibited from posting or responding to any posting on or in internet message boards, chat rooms, discussion groups, or other publicly accessible forums, such as social media sites, with respect to the Company and its subsidiaries. Even inadvertent “leaks” of confidential information can create problems for the Company and its officers, members of the Board and employees.
VII. Disclaimer of New Liabilities
This Policy is not intended, and shall not be deemed, to impose on the Company or its officers, members of the Board and employees any civil, criminal or other liability that would not exist in the absence of this Policy.
VIII. Policy Update

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This Policy was last updated effective March 5, 2025. This Policy may be revised periodically, in which case copies will be made available to all Company Parties.
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Please sign, date and deliver the attached acknowledgment to the Company’s Chief Executive Officer or Permitted Designee after you have read this Policy.

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REPLIMUNE GROUP, INC.
ACKNOWLEDGMENT
I have read, understand and agree to abide by the Replimune Group, Inc. Insider Trading Policy.
Signed:

Please Print Name
Date:

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REPLIMUNE GROUP, INC.
TRANSFER NOTIFICATION AND AGREEMENT
Deliver to:    Chief Executive Officer or Permitted Designee of Replimune Group, Inc.
The undersigned hereby notifies Replimune Group, Inc. (the “Company”) that, on                  [insert date – MM/DD/YY], the undersigned plans to transfer ________________ shares of Company stock (the “Shares”) to _______________________, a _____________________ [describe nature of entity, such as “charitable foundation” or “family trust”] controlled by the undersigned, in accordance with the subsection entitled “Exception for Certain Transfers” under Part IV of the Company’s Insider Trading Policy (the “Policy”).
The undersigned hereby confirms that he/she will not permit _______________________ to sell or otherwise transfer the Shares during a Blackout Period (as such term is defined in the Policy).

Signed:

Please Print Name

Address:

Date:

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